EXHIBIT 5.1


                           [Letterhead of]

                          THE BOEING COMPANY




                                                     September 10, 1996


                          The Boeing Company
                  Registration Statement on Form S-3
                     $1,600,000,000 of Guarantees


Dear Ladies and Gentlemen:

          I am the Vice President and General Counsel of The Boeing Company, a Delaware corporation (the "Company"), and as such I have acted as counsel in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement") relating to $1,600,000,000 of Guarantees of the Company (the "Guarantees"). The Guarantees are being issued in connection with the assumption by a wholly-owned subsidiary of the Company of the following series of senior, unsecured debt securities of Rockwell International Corporation ("Rockwell"): 7-5/8% Notes due February 17, 1998, 8-7/8% Notes due September 15, 1999, 8-3/8% Notes due February 15, 2001, 6-3/4% Notes due September 15, 2002, 7-7/8% Notes due
February 15, 2005 and 6-5/8% Notes due June 1, 2005.

          In connection with the foregoing, I have examined, or am familiar with, originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including the following: (a) the form of Registration Statement as filed with the Commission on September 6, 1996, (b) the Restated Certificate of Incorporation of the Company; (c) the By-laws of the Company; (d) the Agreement and Plan of Merger dated as of July 31, 1996, among the Company, Rockwell and a subsidiary of the Company; and (e) resolutions of the Board of Directors of the Company relating to the issuance of the Guarantees and the filing of the Registration Statement.

          Based on the foregoing and subject to (i) proposed additional actions and proceedings being taken as now contemplated prior to the issuance of the Guarantees, and (ii) the effectiveness of the Registration Statement under the Act, I am of opinion as follows:

          1. The Company is duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

          2. The Guarantees, when duly authorized, executed and delivered in accordance with their terms, will be validly issued and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium and similar laws affecting creditors' rights generally from time to time in


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effect and, as to enforceability, to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          I am aware that I am referred to under the heading "Legal Opinions" in the prospectus forming a part of the Registration Statement, and I hereby consent to such use of my name therein and to the use of this opinion for filing with the Registration Statement as
Exhibit 5 thereto. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under
Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

                                         Very truly yours,


                                         /s/ THEODORE J. COLLINS, ESQ.
                                         Theodore J. Collins, Esq.
                                         Vice President & General
                                         Counsel

The Boeing Company
P.O. Box 3707
M/S 13-08
Seattle, WA 98124-2207